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Confidential!
Suresh Capital Maritime Partners
Germany GmbH
Garrelstraße 14
26789 Leer

Stefan Bülau	Phone	+49 40 350 60-743	29 November 2006
International Shipping	Fax	+49 40 35 21 32
Department	E-Mail	Stephan.Buelau@Berenberg.de

Credit Facility

Dear Sirs,

We refer to our discussions with you and confirm on the basis of our General Business Conditions that we will make available to you the credit facility set out below:

Credit Amount

Up to the maximum of EUR 26,400,000.00 (written in full: Euros twenty six million four hundred thousand 0/100) including all accrued interest during the lifetime of the loan.

Drawings

Drawings of up to the credit amount may be made by debiting your accounts with the Master-No. 52751 as fixed-rate borrowing.

Purpose

Partial pre-delivery financing of 4 Anker Handling Tugs (each “Vessel”).

Term

This facility (the “Facility”) will be made available in several tranches (the “Tranche”) with each Tranche being directly related to a vessel and a certain status of construction of the relevant vessel.

Neuer Jungfernstieg 20 - 20354 Hamburg (Germany)
Phone +49 40 350 60-0 - Fax +49 40 35 21 32  - info@berenberg.de – Telex 215 781
Head office:  Hamburg Amßgericht Hamburg HRH 42659

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Letter to Suresh Capital Maritime Partners Germany GmbH	Page 2 29 November 2006

We will keep those Tranches available to you until the date of the delivery of the relevant Anker Handling Tug but in no case longer than up to 30 December 2008. At the end of the term all outstanding principal plus accrued interest and costs shall be immediately due for repayment.

You hereby undertake to pay to us from the day of the relevant drawdown is made interest on the principal amount of the loan outstanding from time to time and on any accrued and unpaid interest (both before and after judgement) on the loan at any time outstanding.

Interest shall be paid at the interest rate being the sum of the relevant LIBOR or EURIBOR as amongst banks prevailing plus the applicable margin of 35 basis points (the “Interest Rate).

We will notify you in writing, not later than the first day of the interest period, of the amount of interest payable in relation to such interest period. All accrued interest in relation to an interest period shall be debited to the current account (the “Account) at the end of such interest period.

Interest and any other payments under this clause of an annual nature shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days.

Interest shall always be due and payable in arrears on the interest payment date, being the last day of the relevant fixed interest period (the “Interest Period”), provided , however, that if an Interest Period would otherwise end on a day which is not a banking day, that Interest Period shall be extended to the next succeeding day which is a banking day, unless the result of such extension would be to carry such Interest Period over into another calendar month, in which event such Interest Period shall end on the preceding banking day.

It is agreed that the Interest Period for each Tranche of the loan will be fixed from the day of the relevant drawdown for a period of three months. The Interest Periods will be automatically extended at the end of each of the previous Interest Periods for another term of three months including the so far accrued Interest. The extensions shall be repeated until the day of the prospective delivery of the relevant Vessel. In case the duration of the last relevant Interest Period does not match the day of the delivery of the relevant Vessel, the bank shall be entitled to amend the last Interest Periods in order to adjust the maturity date to the date of the delivery of the relevant Vessel. The same procedure and periods shall be applied to the collateral deposit.

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Letter to Suresh Capital Maritime Partners Germany GmbH	Page 3 29 November 2006

In addition, the bank shall be entitled to an arrangement fee amounting to EUR 15,000.00 which shall become due and payable upon acceptance of this credit facility by you. We shall have the right to debit your Account with us accordingly.

After completion, however in any case no later than six months after the balance sheet date, you will submit to us your respective audited annual accounts (in fulfilment of the Bank’s statutory duties under § 18 KWG to gain an up-to-date view of the commercial situation).

All other credit terms and conditions will be agreed separately from case to case.

Costs, Fees and Expenses

You shall pay to us on demand all reasonable fees, costs and expenses (including, without limitation, out-of-pocket expenses, fees, costs and expenses of independent advisers such as external legal counsels to us, which independent advisers and fees shall be approved by us)

(i)
incurred by us in connection with the negotiation, preparation and execution of this credit facility, the collateral agreement (Declaration of Pledging for the Securities and Credit Balances of III to I Maritime Partners Cayman I, LP, Exhibit 1) and any related documents (such as legal opinions); and

(ii)
incurred by us in connection with the preservation or enforcement of any of our rights arising from this facility, the collateral agreement (Declaration of Pledging for the Securities and Credit Balances of III to I Maritime Partners Cayman I, LP as per Exhibit 1 hereto) and any related documents.

You hereby irrevocably authorise us to debit the Account up to the amount neccessary for the payment and/or reimbursement of the above fees, costs and expenses.

Taxes

All amounts of whatsoever nature payable by you under this Credit Facility shall be paid free and clear of and without any deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings (the “Taxes”).

If you were required by law to deduct any Taxes from or in respect of any sum payable to us hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions we will receive an amount equal to the sum we would have received, if no such deduction had been made; and (ii) you shall make such deduction; and (iii) you shall pay the full amount deducted to the relevant tax authorities in accordance with applicable laws.

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Letter to Suresh Capital Maritime Partners Germany GmbH	Page 4 29 November 2006

Within 30 days after the date of any payment of Taxes you will furnish to us, at the address indicated herein, the original or a certified copy of a receipt evidencing the payment thereof (to the extent that such receipt has been provided by the relevant taxing authority).

Collateral

For the credit facility granted in this letter, you must provide the following item(s) of collateral to the Bank:

•
Declaration of pledging for the securities and credit balances kept with us under Master-No. 22820 of III to I Maritime Partners Cayman I, LP (the “Pledgor”) in the form and substance as per Exhibit 1, in two executed copies.

Kindly forward all copies to the Pledgor and request that all copies will be returned to us duly signed. We will send you a copy of the declaration which is meant for Pledgor’s files as soon as such copy will have been duly countersigned by us.

Before you may draw on the credit facility agreed with this letter, we must have received the aforementioned duly signed collateral agreements.

This does not affect our right to be provided with additional collateral, nor does this effect our right to realise the collateral pursuant to the terms and conditions stipulated in the relevant provisions or our General Business Conditions.

Conditions Precedent

Our obligation to disburse the credit amount or parts thereof to you shall be subject to the following conditions precedent the occurrence of which shall be (to the extent applicable) proven by evidence to our satisfaction (each document in form and substance to our satisfaction):

•	Receipt of one executed copy of this Credit Facility Letter duly countersigned on your behalf by one or more authorised signatories and duly endorsed by and on behalf of Pledgor;
•	Receipt of the declaration of pledging for the securities and credit balances (Exhibit 1) duly signed by and on behalf of the Pledgor;
•	Receipt of Process Agent agreement duly signed and executed on behalf of the Pledgor and duly countersigned by authorised representatives of the Process Agent;

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Letter to Suresh Capital Maritime Partners Germany GmbH	Page 5 29 November 2006

•
Receipt of a legal opinion issued by a reputable law firm satisfactory to us, in the Cayman Islands (for the Pledgor) which shall be in form and substance satisfactory to us, particularly confirming, among other items, the validity and enforceability of the terms and conditions stipulated in this Letter Agreement and the declaration of pledging for the securities and credit balances (Exhibit 1) and the existence and good standing for III to I Maritime Partners Cayman I, LP as the Pledgor, possessing the capacity to sue or be sued in its own name and having the power to own its assets and carry on its business as contemplated by the Loan Agreement as per the date hereof;

•	Receipt of the opening balance sheet of Suresh Capital Maritime Partners Germany GmbH duly signed on your behalf;
•
Three (3) days prior to the draw down of each Tranche we will receive a duly signed draw down notice which will include details as the amount to be drawn, the name or notation of the relevant Vessel and the special purpose of this Tranche;

•
Prior to every draw down there shall be sufficient funds on the accounts of the Pledgor under master no. 22820 which funds shall at no time be less than 100% of the amount outstanding and in addition 100% of the amount to be drawn on each of the relevant draw down dates.

Events of Default

Notwithstanding the relevant provisions of our General Business Conditions, if any of, but not limited to, the following events (“Event(s) of Default”) shall occur and be continuing:

a)	if you fail to pay when due any principal or interest amounts or other sums payable hereunder within five (5) Business Days of written notice of such failure from us;
b)
if you default in the performance or observance of any other obligation or term contained in this Credit Facility and such failure is not remedied within fifteen (15) Business Days of written notice of such failure from us;

c)	if the Credit Facility or part thereof has not been utilised for the purpose stipulated herein.
d)	if it becomes unlawful for you to pay your debts hereunder;
e)
if you, and/or the Pledgor (as the case may be), challenge or contest in any action, suit or proceeding the validity or enforceability of this Credit Facility, the validity or enforceability of any of the obligations or the validity or enforceability of the declaration of pledging for the securities and credit balances (Exhibit 1) or the perfection or priority of the relevant lien created for our benefit;

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Letter to Suresh Capital Maritime Partners Germany GmbH	Page 6 29 November 2006

f)
if a material adverse change with respect to your and/or Pledgor’s financial condition occurs which results, in our good faith credit judgment, in a material impairment of the repayment of the credit facility and/or the enforceability and/or realisation of the collateral respectively;

g)
if you or the Pledgor become or threaten to become insolvent or bankrupt or become or threaten to become unable to pay your or Pledgor’s debts as they mature or make any composition with or assignment for the benefit of your or Pledgor’s creditors or apply for or consent to or sustain the appointment of a trustee or receiver in respect of your or Pledgor’s assets or a substantial part thereof or cease or threaten to case to carry on business;

h)
if without our prior written consent, there is any change in the ultimate beneficial ownership of Suresh Capital Maritime Partners Germany GmbH and/or III to I Maritime Partners Cayman I, LP causing loss of control by the main shareholders of its founders;

then, and in any such event, we may declare this Credit Facility and all amounts payable under this Letter Agreement including principal, interest and costs to be forthwith due and payable, whereupon the respective amounts shall become and be forthwith due and payable.

Statement under § 8 German Money Laundering Act (“Geldwäschegesetz”)

With regard to the German Money Laundering Act we assume on the basis of the information you provided when opening your account that you act in your own name in taking out this credit. If this is incorrect or if it changes in the future, you will promptly inform us of this.

Governing law and legal venue

This agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.  Non-exclusive place of jurisdiction for all and any claims and disputes arising under and in connection with this agreement shall be Hamburg, Germany unless provided otherwise by mandatory law.  Nothing in this credit facility shall affect our right to serve legal process in any other manner permitted by law nor shall it affect our right to bring any litigation, action or proceeding against you, and or the Pledgor, or the respective property in the courts of other competent jurisdictions.

No Waiver

No failure or delay on our part to exercise any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by us of any such power or right preclude any other or further exercises therof or the exercise of any other right.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

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Letter to Suresh Capital Maritime Partners Germany GmbH	Page 7 29 November 2006

Severability

If any of the above provisions are or become invalid or unperformable as a whole or in any part, then this shall not affect the remaining agreement set out above.

Acceptance

We request that you confirm your acceptance of the contents of this letter by duly signing the enclosed execution copies and returning to us one copy of it duly signed on behalf of all relevant parties.

Yours faithfully

Joh. Berenberg, Gossler & Co. KG

/S/	/S/
(Engelmann)	(Speer)

Accepted:

Place/date	(Suresh Capital Maritime Partners Germany GmbH)
/S/

Acknowledgement:

We, the Pledgor, acknowledge by signature the contents of this Letter Agreement and confirm having received one copy of it for our files.

Place/date	(III to I Maritime Partners Cayman I, LP)
Dallas, TX 11/30/06	/S/